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                                 EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of November 15, 1999 by and among Thomas Z. Lanier, III, a resident of the State of Georgia ("Employee"), The National Bank of Georgia, a proposed national banking association ("Employer") and NBG Bancorp, Inc., a Georgia corporation and sole shareholder of Employer ("Bancorp").

                             W I T N E S S E T H:

     WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship;

     NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment and Duties. Employer hereby employs Employee to serve as Executive Vice President - Credit of Employer and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the terms of this Agreement, Employee will devote his full time and effort to his duties hereunder.

     2. Term. Subject to the provisions of Section 12 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the date of Employer's filing of Employer's charter application (the "Application") with the Office of the Comptroller of the Currency (the "OCC") and shall continue for a period of 36 calendar months thereafter (i) unless Employee dies before the end of such 36 months or (ii) Employer is not successful in obtaining final opening approvals (the "Final Approvals") from the OCC and
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the Federal Deposit Insurance Corporation (the "FDIC"). In either case, the period of employment shall continue until the end of the month of Employee's death or the inability to obtain the OCC's and FDIC's Final Approvals. The said 36 month period of employment shall automatically be extended for additional one year terms without further action by the parties, commencing on the first year anniversary of this Agreement and each one year anniversary thereafter. No such automatic extension shall occur if either party shall, within 90 days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended.

     3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A; provided, however, that any compensation payable to
             ---------  --------  -------
Employee from the date of Employer's filing of the Application until the OCC's and FDIC's Final Approvals shall accrue. As soon as practicable after Employer's receipt of the OCC's and FDIC's Final Approvals, Employer shall pay Employee all accrued compensation in a lump sum payment and, thereafter, in accordance with the terms set forth in Exhibit A, net of applicable
                                       ---------
withholdings, payable in bi-weekly installments.

     4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

     5. Employee Benefits. So long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs adopted by Employer and Bancorp from time to time.

     6.  Vacation.  Employee shall be entitled to three weeks annual vacation.

     7. Confidentiality. In Employee's position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and Bancorp and has and will also develop

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relationships with customers, employees and others who deal with Employer or
Bancorp which are of value to Employer and Bancorp. Employer requires, as a condition to Employee's employment with Employer, that Employee agree to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

          7.1 Employer and Employee mutually agree and acknowledge that Employer and Bancorp may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer and Bancorp to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with Employer.

          7.2 For the purposes of this Section 7, the following definitions shall apply:

               7.2.1 "Trade Secret" shall mean the identity and addresses of customers of Employer or Bancorp, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer or Bancorp) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

               7.2.2 "Confidential Information" shall mean any data or information, other than Trade Secrets, which is material to Employer or Bancorp and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer or Bancorp (as hereinafter defined), the details of this Agreement, Employer's or Bancorp's business plans and financial statements and projections, information as to the capabilities of Employer's or Bancorp's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer or Bancorp may offer or

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provide to the customers it serves, to the extent such information is material to Employer or Bancorp and not generally known by the public.

               7.2.3 "Business Opportunities" shall mean any specialized information or plans of Employer or Bancorp concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

               7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                      (i)   that is or becomes generally known to the public;

                      (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

                      (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

                      (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or
                      (v) that Employer's or Bancorp's Board of Directors approves for release.

     7.3 Employee shall not, without the prior approval of Employer's or Bancorp's Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer or Bancorp to use, disclose, or gain access to, any Trade Secrets.

     7.4 Employee shall not, without the prior written consent of Employer or Bancorp, during his employment with Employer and for a period of 24 months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer or Bancorp to use, disclose, or gain

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access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

     8. Observance of Security Measures. During Employee's employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

     9. Return of Materials. Upon the request of Employer or Bancorp and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

     10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business by and among Employer, Bancorp and Employee, and that the existence of any claim, suit or action by Employee against Employer and/or Bancorp, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer's or Bancorp's enforcement of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement.

     11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of any party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer and Bancorp shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer and Bancorp in arbitration, at law or in equity, upon submitting whatever affidavit the law may

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require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.  Termination.

          12.1 During the term of this Agreement, Employee's employment, including without limitation, all compensation, salary, expenses reimbursement, and employee benefits may be terminated (i) at the election of Employer for Cause; (ii) at Employee's election upon Employer's breach of any material provision of this Agreement; (iii) upon Employee's death; (iv) at the election of either party, upon Employee's disability resulting in an inability to perform the duties described in Section 1 of this Agreement for a period of 90 consecutive days; or (v) as set forth in Section 15 of this Agreement.

          12.2 As used in this Agreement, "Cause" shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation of federal or state banking laws or regulations; or (v) Employee's refusal to perform a duly authorized directive of Employer's Board of Directors.

          12.3 No termination for Cause shall be effective unless it is approved by a two-thirds (2/3) vote of Employer's Board of Directors, excluding the vote, if any, of Employee.

          12.4 If this Agreement is terminated either pursuant to Cause, Employee's death or Employee's disability, Employee shall receive no further compensation or benefits, other than Employee's salary and other compensation as accrued through the date of such termination.

     13. Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

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          Employer and Bancorp:    NBG Bancorp, Inc.
                                   2234 West Broad Street
                                   Athens, Georgia  30606
                                   Attn: Claude Williams, Jr., Director

          with a copy to:          Troutman Sanders LLP
                                   600 Peachtree Street, N.E., Suite 5200
                                   Atlanta, Georgia  30308-2216
                                   Attn: Thomas O. Powell, Esquire

          Employee:                Thomas Z. Lanier, III
                                   240 Oak Bend Drive
                                   Athens, Georgia  30606

     14.  Covenant Not to Compete and Not to Solicit.

          14.1 For purposes of this Section 14, Employer and Employee conduct the following business in the following geographic areas:

               14.1.1 Employer is engaged in the business of transacting business as a bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking (collectively, the "Business of Employer").

               14.1.2 Employer actively conducts business in a certain geographic area of Georgia from its office located at 2234 West Broad Street, Athens, Georgia 30606 (the "Main Office").

               14.1.3 Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of 50 miles from the Main Office, and will work primarily in such area while in the employ of Employer.

          14.2 Employee covenants and agrees that for a period of two years after the termination of this Agreement for any reason other than non-renewal of this Agreement by Employer or Bancorp on any anniversary date or pursuant to
Section 12.1(ii) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any financial institution, corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in
Section 1 of this

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Agreement for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of 50 miles from the Main Office.

          14.3 During the term of this Agreement and for a period of two years after the termination of this Agreement for any reason other than non-renewal of this Agreement by Employer or Bancorp on any anniversary date or pursuant to
Section 12.1(ii) of this Agreement, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Employer to terminate his or her employment with Employer, and, Employee agrees that for a period of at least two years after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of Employer's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Employer.

          14.4 Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 14.1.2 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1 of this Agreement.

          14.5 Notwithstanding any provision herein to the contrary, the covenant not to compete and not to solicit set forth in Sections 14.2 and 14.3 shall be null and void in the event either (i) this Agreement is not renewed by Employer or Bancorp on any anniversary date or (ii) terminated by Employee pursuant to Section 12.1(ii) of this Agreement.

     15.  Change in Control.

          None of the benefits provided in this Section 15 shall be payable to Employee unless (i) there shall have been a Change in Control of Bancorp, as set forth in this Section 15, and (ii) Employee is employed by Employer at such time.

          15.1 "Change in Control" shall mean:

               15.1.1 any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial

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ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of Bancorp;

               15.1.2 the sale of all or substantially all of the assets of Bancorp; or

               15.1.3 the liquidation of Bancorp.

          15.2 If there occurs a Change in Control of Bancorp, Employee shall be entitled for a period of 90 days after the date of closing of the transaction effecting such Change in Control to deliver to Bancorp and Employer written notice of termination of this Agreement whereupon Employer shall pay Employee a lump sum cash payment in an amount equal to the product of two and eleven-twelfths (2 and 11/12) multiplied times Employee's then-current compensation and benefits from Employer, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee however characterized for the fiscal year during the term of this Agreement for which such compensation was highest. This payment shall be paid to Employee by Employer within 30 days after the delivery of such notice of termination by Employee to Employer.

     16.  Miscellaneous.

          16.1 This Agreement, together with Exhibit A, constitutes and
                                             ---------
expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

          16.2 This Agreement shall be governed by the laws of the State of Georgia.

          16.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

          16.4 Time is of the essence in this Agreement.

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          16.5 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.

          16.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                    "Employee"


/s/ William S. Huggins                 /s/ Thomas Z. Lanier, III    (SEAL)
------------------------------------   -----------------------------
Witness                                Thomas Z. Lanier, III



ATTEST:                                "Employer"

                                       THE NATIONAL BANK OF GEORGIA


By: /s/ Michael R. Carson               By: /s/ Thomas W. Scott
    --------------------------------        ------------------------------------
        Michael R. Carson, Secretary   Its: Chairman of Audit, Compliance
                                            and Compensation Committee
                 (BANK SEAL)

ATTEST:                                "Bancorp"

                                       NBG BANCORP, INC.


By: /s/ Michael R. Carson               By: /s/ Thomas W. Scott
    --------------------------------        ------------------------------------
        Michael R. Carson, Secretary    Its: Chairman of Audit, Compliance
                                             and Compensation Committee
               (CORPORATE SEAL)

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                                   Exhibit A
                     to Employment Agreement By and Among
      Thomas Z. Lanier, III, The National Bank of Georgia (proposed) and
                NBG Bancorp, Inc. (the "Employment Agreement")

                       Employee Compensation and Duties

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

Base Salary: $99,000 per year; annual increases per year on the anniversary date of the opening of National Bank of Georgia (the "Bank") in an amount equal to the greater of either (i) __% or (ii) such greater amount as the Board of Directors in its discretion shall determine to be appropriate under the circumstances.

Option/Bonus Plans: Assuming shareholder approval of that certain incentive stock option plan of NBG Bancorp, Inc. ("Bancorp"), incentive stock options ("ISOs") granted at the market price of Bancorp' common stock on the day of grant, vesting ratably over __ years, at __% per year for each year of continued employment as set forth below:

Target Number One: Commencement of profitable operations by the Bank within 90 days of the target date set forth in the business plan approved by the Bank's Board of Directors and provided that the Bank receives an overall CAMELS rating of 2 or better and an asset quality rating of 2 or better as set forth in a full OCC examination for the period during which such cumulative profitability was realized.

--------------------------------------------------------------------------------
                COMMENCEMENT OF                                      ISOs
             PROFITABLE OPERATIONS                    BONUS ($)    GRANTED (#)
--------------------------------------------------------------------------------

Achieves within 180 days after Target Number One       3,700        3,600
--------------------------------------------------------------------------------
Achieves within 90 days after Target Number One        7,400        7,200
--------------------------------------------------------------------------------
Achieves on or before Target Number One               11,000       10,878
--------------------------------------------------------------------------------

Target Number Two: 4,385 ISOs granted upon the opening of the Bank and 100% vested thereon.

Bonus: Payable each January, based on a performance matrix established against budgets and approved by the Bank's Board of Directors.

Insurance: Employee's hospitalization, and dental, any other insurance plans as adopted by the Bank's Board of Directors for employees of the Bank.